OUTSIDE DIRECTOR COMPENSATION PROGRAM
(EFFECTIVE JUNE 25, 2018)

1.	$75,000 annual cash retainer, paid quarterly in arrears

2.
$100,000 annual equity grant, to be (a) comprised of any mix of securities (options, RSUs, PSUs, etc.) as determined by the Compensation Committee (in its discretion) for that director service period and (b) using a valuation model consistent with ASC Topic 718. Newly elected and continuing outside directors shall be issued annual equity grants on the date of the annual stockholders’ meeting, which grants shall vest in full on the earlier of (i) the one-year anniversary of the grant date and (ii) the next annual stockholders’ meeting. However, the Compensation Committee may in its discretion convert the grant into a lesser valued equity grant or adversely alter its terms (including vesting terms) based on, among other things, the Committee’s then consideration of the competitiveness, dilution and burn rate of this Program as well as the then per-share price of the Company’s stock, if the Committee so alters the grant in the same manner for all then affected directors. Directors joining the Board between annual stockholders’ meetings will receive their grant upon their joining the Board and will vest on the earlier of (x) the one-year anniversary of grant and (y) the next annual stockholders’ meeting. Commencing with the grant for 2018-2019 director service to be issued immediately following the 2018 annual stockholders’ meeting and unless and until the Committee later alters it, the annual equity grant will be in the structure, and contain the terms, as set forth on Annex A hereto.

3.	Chair of the Board receives an additional annual cash retainer of $25,000. However, if the Chair of the Board is not an outside director, then no additional cash retainer is paid.

4.	Lead Independent Director (if any) receives an additional annual cash retainer of $15,000

5.	Chair of the Audit Committee receives an additional annual cash retainer of $25,000

6.	Chair of the Compensation Committee receives an additional annual cash retainer of $10,000

(All cash retainers and equity grants are prorated for any partial term of service.)

ANNEX A
ANNUAL EQUITY GRANT STRUCTURE AND TERMS
See attached.
This Annex A is in effect commencing with the grant for 2018-2019 director service to be issued immediately following the 2018 annual stockholders’ meeting, and remains in effect unless and until the Committee later alters it.

Global Eagle Entertainment Inc. (the “Company”)
Long-Term Equity Incentive Program Proposal
Overview of Material Terms – Outside Directors

Award Types:	Non-Qualified Stock Options (“Options”) to purchase shares (“Shares”) of the Company’s common stock (traditional time-vesting option for directors)
Award Documentation:	Stock Option Grant Notice and Stock Option Award Agreement (substantially similar to existing director form)
Plan:	Global Eagle Entertainment Inc. 2017 Omnibus Long-Term Incentive Plan (as amended, the “Plan”)
Participants:	Non-employee members of the Company’s Board of Directors (“Outside Directors”)
Grant Date:	Each annual meeting date commencing with the meeting on June 25, 2018 (the “Grant Date”).
Grant Amounts:
Award values will be as set forth in the Outside Director Compensation Program, to which this term sheet is attached.
For purposes of the 2018-2019 director term, each Outside Director will receive 16,835 Options.

Option Exercise Price:	The exercise price per share for each Option will be equal to the closing price per Share on the Grant Date.
Option Term:	The Options will expire on the seventh anniversary of the Grant Date (“Term”).
Vesting Schedule:	• The Options will vest in accordance with the Outside Director Compensation Program.
Termination Treatment:
• Death/Disability: Unvested Options forfeited and vested Options remain exercisable until the earlier of (i) one year following termination and (ii) expiration of the Term.
• All Other Terminations, including Voluntary Resignations: Unvested Options forfeited and vested Options remain exercisable until the earlier of (i) 90 days following termination and (ii) expiration of the Term.

Change in Control Treatment:
Upon a Change in Control as defined in the Plan, Options may be (i) assumed by the acquiror, or (ii) if not so assumed, will vest in full. If the award is assumed and the award holder is terminated from the Board without cause or the award holder voluntarily resigns within 30 days following the Change in Control, then the award will fully vest.